(e)(1)(i)

AMENDED SCHEDULE A

with respect to the

DISTRIBUTION AGREEMENT

between

ING VARIABLE INSURANCE TRUST

and

ING INVESTMENTS DISTRIBUTOR, LLC

Fund

ING GET U.S. Core Portfolio – Series 10

ING GET U.S. Core Portfolio – Series 11

ING GET U.S. Core Portfolio – Series 12

ING GET U.S. Core Portfolio – Series 13

ING GET U.S. Core Portfolio – Series 14